Exhibit 8.01

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

May 14, 2010

Beeland Management Company, L.L.C.

General Partner of

    Rogers International Raw Materials Fund, L.P.

141 West Jackson Blvd.

Suite 1340A

Chicago, Illinois 60604

Re:	Rogers International Raw Materials Fund, L.P. Registration Statement on Form S-1

Dear Sirs:

We have acted as your counsel in connection with the preparation of a Registration Statement on Form S-1 to be filed by Rogers International Raw Materials Fund, L.P., an Illinois limited partnership (the “Partnership”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about May 14, 2010, and as may be amended by each amendment thereto (the “Registration Statement”), relating to the registration of an offering of $150,000,000 of units of Limited Partnership Interest of the Partnership (the “Units”).

We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, and based upon a list of futures contracts traded by the Partnership as of May 1, 2010, set forth under the caption “The Rogers International Commodity Index®” in the prospectus constituting a part of the Registration Statement, it is our opinion that the Partnership will be classified as a partnership for federal income tax purposes and will not be considered as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for federal income tax purposes. Also, the summary set forth under the caption “Federal Income Tax Aspects” in the prospectus constituting a part of the Registration Statement fairly and accurately describes (subject to the uncertainties referred to therein) the material federal income tax consequences to United States individual taxpayers that invest in the Partnership.

The opinions expressed above are based solely upon the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinions stated herein.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Beeland Management Company, L.L.C.

May 14, 2010

Our opinions represent our best legal judgment with respect to the proper federal income tax treatment of the Partnership and United States individual taxpayers investing in the Partnership, based on the materials reviewed. Our opinions assume the accuracy of the facts as represented in documents reviewed or as described to us and could be affected if any of the facts as so represented or described are inaccurate.

We express no opinion concerning federal income tax matters relating to the above-described transaction except as expressly set forth above and no opinion concerning the application of any state, local or foreign tax laws to such transaction.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

/s/ Sidley Austin LLP